Exhibit 10.1

Avery Dennison Corporate Headquarters	8080 Norton Parkway Mentor, Ohio 44060 P +1 440-534-6000
June 1, 2026

Danny Allouche
[Address]
[Address]
[Address]

Dear Danny:

I am very pleased to confirm your appointment to President, Materials Group, effective June 1, 2026, reporting to me. This is an Executive Level 2 position, and the compensation package described in this letter has been approved by the Board’s Talent and Compensation Committee.

Specific details of your compensation are as follows:

Base Salary: Your annualized base salary will continue to be ILS 1,989,960, subject to applicable withholdings and paid pursuant to customary payroll practices in your home country of Israel. Your next salary review will be effective April 2027. Subsequent salary reviews will be made effective in April of each year, or on another date designated by the Company for a given year.

AIP Award: You will continue to be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) with a target AIP opportunity of 60% of base salary, subject to applicable withholdings. Your AIP linkage will change from Corporate to Global Materials Group effective June 1, 2026. The AIP, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable laws and at the discretion of the Company.

Annual Long-Term Incentive (LTI) Award: You will continue to be eligible for an annual LTI award, now with a target opportunity of 200% of base salary (an increase from your previous opportunity of 180% of base salary). Executive LTI awards are currently delivered via a mix of performance units and restricted stock units. The LTI program, including eligibility criteria, may change at any time, with or without notice, in accordance with applicable laws and at the discretion of the Company. To effectuate this increase in your annual LTI award for 2026, you will be granted a supplemental LTI award on September 1, 2026 with a grant date fair value of US$117,500, which is approximately 20% of your base salary. This award will be composed of the following awards:

•An award of performance units with a target grant date fair value of US$70,500 with the same performance objectives and vesting criteria as your March 1, 2026 award of performance units, subject to your continued employment through the vesting date.

•An award of restricted stock units with a target grant date fair value of US$47,000 that will vest ratably on September 1, 2027 and March 1, 2028, 2029 and 2030, subject to your continued employment through each vesting date.

Avery Dennison Corporate Headquarters	8080 Norton Parkway Mentor, Ohio 44060 P +1 440-534-6000
Special Award: You will be granted a special one-time award on September 1, 2026 of restricted stock units with a grant date fair value of US$500,000. This award will cliff-vest on June 1, 2029, subject to your continued employment through the vesting date. This award is not eligible for accelerated vesting upon qualifying retirement as defined in the Company’s equity plan.

Other Benefits: You will continue to be eligible for financial planning reimbursement up to US$15,000 per year and an annual executive physical up to US$7,500 per year.

Stock Ownership Requirement: You will continue to be required to comply with the Company’s Stock Ownership Policy with a minimum ownership requirement of 3X your base salary.
Section 16 Designation: You will continue to be designated as a Section 16 officer under U.S. securities laws. As a result, you have obligations to report any transactions you make with respect to Company stock within two business days of the transaction. In addition to these reporting requirements, you can be subject to civil liability for certain “short-swing” transactions. You should discuss these matters with the Company’s Corporate Secretary.

Executive Severance Plan: You will continue to be eligible for severance and other benefits applicable to Level 2 Executives upon qualifying involuntary termination not for cause in accordance with the terms and conditions of the Avery Dennison Executive Severance Plan.

Change of Control Severance Plan: You will continue to be eligible for severance and other benefits applicable to Level 2 Executives upon qualifying termination not for cause or for good reason within 24 months of a change of control of the Company, in accordance with the terms and conditions of the Avery Dennison Key Executive Change of Control Severance Plan.

All other aspects of your compensation and benefits you receive as an employee in Israel will remain the same. As a condition of your new role, we must receive a signed and dated copy of this letter. Congratulations on your well deserved appointment. You have my full support in ensuring your success.

Sincerely,

/s/ Deon M. Stander

Deon Stander
President & CEO

Accepted by: /s/ Danny Allouche        Date: June 1, 2026